Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT is made effective as of the 16th day of May, 2022 (this “Agreement”), and entered into by and between ICE BOX, LLC, a Massachusetts limited liability company (“Landlord”), and YUMANITY THERAPEUTICS, INC., a Delaware corporation (“Tenant”; Tenant and Landlord are each, individually, referred to herein as a “Party” and, collectively, as the “Parties”), with reference to the following facts and circumstances:

RECITALS

WHEREAS, Landlord and Proteostasis Therapeutics, Inc. (“Original Tenant”) entered into a certain Lease dated September 19, 2017, as amended by that certain Commencement Date Letter dated January 30, 2018, and by that certain First Amendment to Lease dated April 13, 2018 (as amended, the “Lease”), regarding that certain space consisting of 29,836 rentable square feet consisting of the entire fifth (5th) floor (the “Premises”) of the building located at 80 Guest Street, Brighton, Massachusetts (the “Building”) for a Term that is scheduled to expire on April 30, 2028 (the “Expiration Date”); and

WHEREAS, Original Tenant merged with and into Tenant on December 22, 2020;

WHEREAS, Tenant and Moma Therapeutics, Inc. (“Subtenant”) entered into a certain Sublease dated January 7, 2021, for the entire Premises (the “Sublease”), for a term that is scheduled to expire on the Early Termination Date (as hereinafter defined);

WHEREAS, Tenant and Landlord wish to enter into this Agreement in order to terminate the Lease and to release one another from their respective obligations thereunder, all on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration and the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Recitals; Capitalized Terms. All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Lease, and all references herein or in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Agreement.

2. Termination of the Lease. Subject to the terms of this Agreement, the Term of the Lease shall terminate on July 31, 2022 (the “Early Termination Date”), as if the Early Termination Date were the expiration date of the Lease. Notwithstanding the foregoing, Tenant shall remain liable for all of its obligations as Tenant under the Lease arising prior to the later date to occur of (y) the Early Termination Date, or (z) the Actual Surrender Date (as hereinafter defined), including, without limitation, all payments: (i) Tenant’s payments: (a) of Basic Rent attributable to the Premises; and (b) of Additional Rent and other charges attributable to the

Premises payable under the Lease, including the Expense Charges, and (ii) the Parties’ obligations (including payment obligations, if applicable) with respect to the year-end reconciliation of Building Operating Expenses and Laboratory Operating Expense for calendar year 2022 under and in accordance with Section 9.2 of the Master Lease. Such payments shall be made at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

3. Surrender of Premises.

(a) Landlord and Tenant hereby acknowledge that on or prior to the Early Termination Date, Tenant shall vacate and surrender possession of the Premises to Landlord on or before the Early Termination Date (i) vacant, broom clean and free from all occupants, subtenants, including Subtenant, or other persons or entities claiming rights of possession by, through or under Tenant, and anyone claiming by, through or under Tenant, and free of all of Tenant’s Removable Property, all signs installed by or on behalf of Tenant in or on the Premises and the Building, all lines and other wiring and cabling installed by Tenant prior to or during the Term, and (ii) otherwise in accordance with terms of the Lease applicable to surrender of the Premises, including without limitation, Section 12.2, Section 5.3(e), Section 5.5(a) and Section 5.5(e) of the Lease. Tenant shall repair any damage to the Premises or the Building caused by such removal. Tenant shall, on or before the Early Termination Date, surrender to Landlord any keys or other property of Landlord in the possession or control of Tenant. The date Tenant actually vacates and surrenders the Premises to Landlord in accordance with the terms of this Section 3(a) is referred to as the “Actual Surrender Date”.

(b) Pursuant to Section 5.5(a) of the Lease, Tenant shall deliver to Landlord the Surrender Plan on or before May 1, 2022, setting forth Tenant’s proposed decommissioning plan for the Premises to be conducted by Tenant prior to the Early Termination Date. Pursuant to Section 5.5(e) of the Lease, Tenant shall perform any and all Tenant Laboratory Operations necessary to surrender the Premises in the condition required under the Lease. Tenant’s Surrender Plan shall be accompanied by a current list of (i) all Hazardous Materials licenses and permits held by or on behalf of Tenant or any party claiming by, through or under Tenant relating to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to Landlord’s environmental consultant’s approval. Tenant shall deliver to Landlord or its consultant such additional non-proprietary information regarding the Tenant Laboratory Operations as Landlord reasonably requests. Prior to the Early Termination Date, Tenant shall deliver to Landlord evidence that the approved Surrender Plan has been satisfactorily completed and a copy of Tenant’s decommissioning report. Landlord may, at Tenant’s expense, cause its consultant to inspect the Premises and perform additional procedures reasonably necessary to confirm the Premises are free from any residual adverse impact from the Tenant Laboratory Operations. Tenant shall reimburse Landlord for the reasonable costs incurred by Landlord for its consultants to approve the Surrender Plan and inspect the Premises. The conditions set forth in this Section 3(b) shall be deemed the “Decommissioning Obligations.”

(c) If Tenant or Subtenant fails to fully vacate and surrender the Premises to Landlord in the condition required pursuant to Section 3(a) and Section 3(b) above of this Agreement, including without limitation, the completion of the Decommissioning Obligations to Landlord’s satisfaction, by the Early Termination Date, then such failure shall constitute a holding over without Landlord’s consent in the Premises, and the terms and provisions of Section 12.1 of the Lease therefore shall be applicable, and Tenant shall pay such use and occupancy charges set forth in Section 12.1 of the Lease measured from the day on which Tenant’s hold-over commences and terminating on the Actual Surrender Date.

4. Security Deposit. Each of Landlord and Tenant hereby acknowledges and agrees that the Letter of Credit required pursuant to Section 14.8 of the Lease has expired without renewal and there exists no Letter of Credit or Security Deposit under the Lease for return to Tenant.

5. Mutual Releases. Except for Landlord’s and Tenant’s obligations under this Agreement and Landlord’s and Tenant’s obligations under the Lease arising prior to the Early Termination Date, or, if later, the Actual Surrender Date, and except as provided in Section 6 below, Landlord and Tenant shall and do hereby waive, release, acquit and forever discharge the other, and its partners, predecessors, successors, assigns, parents, subsidiaries, and affiliates, and the respective officers, directors, employees, agents, and representatives of the same, from any and all claims, demands, damages, actions, causes of action or suits, of whatever kind or nature, known or unknown, anticipated or not anticipated, which have arisen, now exist or hereafter may arise in favor of the other (before or after the Early Termination Date, or, if later, the Actual Surrender Date) under the Lease or related to the Premises.

6. Survival of Indemnities. The indemnification provisions in the Lease shall survive the execution and delivery of this Agreement as to any claims arising out of occurrences within the scope of the Lease’s indemnification provisions occurring on or prior to the Early Termination Date or the Actual Surrender Date, whichever is later, whether or not the claims are asserted before, on or after the Early Termination Date or the Actual Surrender Date, as applicable.

7. Consent of Lender. The effectiveness of this Agreement is expressly contingent upon approval of this Agreement by Landlord’s lender (the “Lender Approval”). In the event that Landlord is unable to obtain the Lender Approval within sixty (60) days following the date of this Agreement, then Landlord may elect to terminate this Agreement by delivery of written notice to Tenant whereupon this Agreement will be null and void and of no force and effect.

8. Representations and Warranties. Landlord and Tenant each represent, as to itself, (a) that it is validly existing and in good standing in the state where it was organized; (b) that it has the authority and capacity to enter into this Agreement and perform all of its obligations hereunder; (c) that all necessary action has been taken in order to authorize it to enter into and perform all of its obligations hereunder; (d) that the person executing this Agreement on its behalf is duly authorized to do so, and (e) that it has had the advice of counsel in entering into this Agreement. In addition, Tenant represents and warrants to Landlord that Tenant has not previously assigned, transferred or subleased, or purported to assign, transfer or sublease, any interest in the Premises or the Lease.

9. Successors and Assigns. Each of the covenants, conditions, terms, agreements and obligations of the Parties under this Agreement are binding upon, and inure to the benefit of, the heirs, personal representatives, successors and assigns of each party.

10. Complete Agreement. This Agreement is only effective after due execution and delivery by both Landlord and Tenant. This Agreement and the Lease contain the entire agreement of the Parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein. This Agreement may not be modified orally or in any other manner other than by an agreement in writing signed by the party against whom the modification is sought to be enforced. No delay or omission on the part of either party to this Agreement in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

11. Counterparts. This Agreement may be executed in counterparts, each of which are to be deemed an original, but all of which constitute one and the same instrument. Electronic signatures on this Agreement shall be valid and effective to bind the Party so signing electronically. Delivery of a signed counterpart of this Agreement by facsimile or pdf transmission constitutes good and valid execution and delivery of this Agreement.

12. Governing Law; Interpretation. All questions with respect to the construction of this Agreement and the rights and liabilities of the Parties shall be determined in accordance with the laws of the Commonwealth of Massachusetts, without regard to choice of law principles. No provision of this Agreement shall be interpreted in favor of or against any party hereto by virtue of the fact that such party, or such party’s legal representative, drafted the provision in question. If any term of this Agreement, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and not to be considered in construing this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first-above written.

LANDLORD:

ICE BOX, LLC, a Massachusetts limited liability company

By:	/s/ James M. Halliday
Name:	James M. Halliday
Title:	Manager

TENANT:

YUMANITY THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Richard Peters
Name:	Richard Peters, M.D., Ph.D.
Title:	President and CEO